Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 28, 2018 with respect to the consolidated and combined financial statements of Red Violet, Inc. and its wholly owned subsidiary, Forewarn, LLC, IDI Holdings, LLC and its wholly owned subsidiary, Interactive Data, LLC, as well as Cogint Technologies, LLC and IDI Verified, LLC included in the Registration Statement on Form 10 of Red Violet, Inc. for the year ended December 31, 2017, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ Grant Thornton LLP

Fort Lauderdale, Florida

April 4, 2018